European Bank for Reconstruction and Development DSTRBRPT

Exhibit (d)(iii)

MiFID II product governance / Professional investors and ECPs only target market:

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, "MiFID II"); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of MiFID II. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of MiFID II.

Pricing Supplement

20 September 2023

European Bank for Reconstruction and Development
USD 15,000,000 (TJS linked) 13.00 per cent. Notes due 22 September 2025
(the “Notes”) issued pursuant to the European Bank for Reconstruction and Development EUR 45,000,000,000 Global Medium Term Note Programme
for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circular dated 22 July 2019 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:	United States Dollar (“USD”)
2	Nominal Amount:	USD 15,000,000
3	Type of Note:	Fixed Rate
4	Issue Date:	22 September 2023
5	Issue Price:	100.00 per cent. of the Nominal Amount

6	Maturity Date:	22 September 2025, subject to adjustment in accordance with the Modified Following Business Day Convention
7	Fungible with existing Notes:	No
FORM OF THE NOTES
8	Form of Note:	Registered
9	New Global Note:	No
10	(a) Specified Denomination:	USD 100,000
11	Exchange of Bearer Notes:	Not Applicable
12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable
	(b) Date(s) on which the Talons mature:	Not Applicable
13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary.
	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances as described on page 42 of the Offering Circular.
PROVISIONS RELATING TO INITIAL PAYMENT
14	Partly Paid Notes:	Not Applicable
PROVISIONS RELATING TO INTEREST
15	Interest Commencement Date:	Issue Date
16	Fixed Rate Notes:	Applicable
	(a) Fixed Rate of Interest:	13.00 per cent. per annum, payable annually in arrear on each Fixed Interest Date. The amount of interest payable per Specified Denomination on each Fixed Interest Date shall be an amount in USD calculated on the corresponding Specified TJS Amount for the relevant Fixed Interest Period, as further detailed in the Annex hereto (the “Interest Amount”).

	(b) Fixed Interest Dates:	22 September in each year, from and including 22 September 2024 up to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention specified below.
	(c) Initial Broken Amount per Specified Denomination:	Not Applicable.
	(d) Final Broken Amount per Specified Denomination:	Not Applicable
	(e) Fixed Day Count Fraction:	Actual/365 (Fixed)
	(f) Business Day Convention:	Modified Following Business Day Convention
	(g) Business Day definition if different from that in Condition 4(a)(iii):	Condition 4(a)(iii) applies and, for the avoidance of doubt, New York City shall be the principal financial centre. London and Dushanbe shall be additional business centres.
	(h) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	Yes
17	Zero Coupon Notes:	Not Applicable
18	Floating Rate Notes and Indexed Notes:	Not Applicable
PROVISIONS REGARDING PAYMENTS/DELIVERIES
19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies and, for the avoidance of doubt, New York City shall be the principal financial centre. London and Dushanbe shall be additional business centres.
20	Dual Currency Notes:	Not Applicable
21	Physically Settled Notes:	Not Applicable
PROVISIONS REGARDING REDEMPTION/MATURITY
22	(a) Redemption at Issuer’s option:	Not Applicable
	(b) Redemption at Noteholder’s option:	Not Applicable
23	(a) Final Redemption Amount per Specified Denomination (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	As set out in the Annex hereto.

	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable
24	Instalment Note:	Not Applicable
25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in the Annex hereto
DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS
26	Method of distribution:	Non-syndicated
27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of the Dealer:	ING Bank N.V. Foppingadreef 7 1102 BD Amsterdam The Netherlands
28	Date of Syndication Agreement:	Not Applicable
29	Stabilising Manager(s):	None
30	Additional selling restrictions:	The Dealer has represented, warranted and agreed that it will not, directly or indirectly, offer or sell the Notes in the Republic of Tajikistan except as permitted by the laws of the Republic of Tajikistan.
31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Euroclear and Clearstream, Luxembourg only
32	Intended to be held in a manner which would allow Eurosystem eligibility:	No
33	Common Code:	269110759
	ISIN:	XS2691107598
	CUSIP Number:	Not Applicable
34	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the Financial Conduct Authority and trading on the Regulated Market of the London Stock Exchange plc.
35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.	Not Applicable

36	(i) Additional Information:	The provisions set out in the Annex hereto shall apply to the Terms and Conditions in accordance herewith.
(ii) Investment Considerations:

Tajik Somoni Exchange Risk

The Final Redemption Amount, Early Redemption Amount (if applicable) and the Interest Amount on the Notes is linked to Tajik Somoni, the lawful currency of the Republic of Tajikistan (“TJS”). Currency exchange rates may be volatile and will affect the return to the holder of the Notes. The Government of the Republic of Tajikistan can from time to time intervene in the foreign exchange market. These interventions or other governmental actions could adversely affect the value of the Notes in USD, as well as the actual yield (in USD terms) on the Notes and the amounts payable on the Notes. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the Republic of Tajikistan or elsewhere could lead to significant and sudden changes in the exchange rate between TJS and USD.

Notes are Not Liquid Instruments

There may exist at times only limited markets for the Notes resulting in low or non-existent volumes of trading in the Notes, and therefore a lack of liquidity and price volatility of the Notes.

37	Total Commissions:	0.30 per cent. of the Nominal Amount

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the London Stock Exchange plc’s Regulated Market of the Notes described herein pursuant to the Euro 45,000,000,000 Global Medium Term Note Programme of European Bank for Reconstruction and Development as from 22 September 2023, or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the heading “MiFID II product governance / Professional investors and ECPs only target market”.

For and on behalf of
EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Aziz Jurayev
Authorised signatory

PART B – OTHER INFORMATION

1	LISTING	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the Financial Conduct Authority and trading on the London Stock Exchange plc’s Regulated Market with effect from 22 September 2023 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on such date, or, if obtained, that it will be maintained.
2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd. (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.
3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.
4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
	(i) Reasons for the offer:	The net proceeds of the issue of the Notes (which is expected to be USD 14,955,000) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations.
	(ii) Estimated net proceeds:	USD14,955,000
	(iii) Estimated total expenses:	£8,000
5	YIELD
	Indrication of yield:	13.00 per cent. per annum
As set out above, the yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.
6	HISTORIC INTEREST RATES Not Applicable
7	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE, EXPLANATION OF EFFECT ON VALUE OF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING

Not Applicable
8	PERFORMANCE OF RATES OF EXCHANGE AND EXPLANATION OF EFFECT ON VALUE OF INVESTMENT
In the circumstances described in the Annex hereto, the amount of principal and/or interest received by holders of the Notes is affected by the USD/TJS foreign exchange rate. Information in respect of the USD/TJS foreign exchange rate can be found on the website of Central Bank of the Republic of Tajikistan (http://www.nbt.tj/en/kurs/kurs.php) or any successor or replacement source.

Annex
Settlement, Disruption and Fallback Provisions

The Final Redemption Amount per Specified Denomination or the Early Redemption Amount per Specified Denomination will be payable in USD on the Maturity Date or the Early Redemption Date, as applicable, and will be determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified TJS Amount / Reference Rate on the applicable Rate Fixing Date, rounded to the nearest cent with USD 0.005 being rounded up

The Interest Amount per Specified Denomination will be payable in USD on each Fixed Interest Date and determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified TJS Amount x Fixed Rate of Interest x Fixed Day Count Fraction / Reference Rate on the applicable Rate Fixing Date, rounded to the nearest cent with USD 0.005 being rounded up

The Calculation Agent shall promptly (but in no event later than 5:00 p.m. London time on the relevant Rate Fixing Date) notify the Issuer and the Agent of its determination of the Final Redemption Amount per Specified Denomination, the Early Redemption Amount per Specified Denomination and the Interest Amount payable per Specified Denomination on the Maturity Date, the Early Redemption Date or the relevant Fixed Interest Date (as applicable). The Agent shall in turn promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

If the Reference Rate is not available for any reason on the National Bank of Tajikistan’s website (http://www.nbt.tj/en/kurs/kurs.php) (or on any successor or replacement page) and Bloomberg page “TJS NBT Curncy” (or on any successor or replacement page) on any Rate Fixing Date, then the Calculation Agent shall determine that a price source disruption event (a "Price Source Disruption Event”) has occurred, and shall promptly after making such determination (but in no event later than 5:00 p.m. London time on the day when such determination is made) inform the Issuer and the Agent of such occurrence, whereupon the Agent shall promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

Following the determination of the occurrence of a Price Source Disruption Event, the Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling two Business Days after the day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If, on the tenth Business Day following the original Rate Fixing Date, the Reference Rate is still unavailable on National Bank of Tajikistan’s website (http://www.nbt.tj/en/kurs/kurs.php) (or on any successor or replacement page) and Bloomberg page “TJS NBT Curncy” (or on any successor or replacement page), then the Reference Rate shall be the arithmetic mean of such firm quotes (expressed in TJS per one USD) as the Calculation Agent is able to obtain from five Reference Dealers at or about 3.00 pm Dushanbe time for the sale of the Reference TJS Amount and the purchase of USD on the applicable Rate Fixing Date for settlement offshore on the date that is falling two Business Days thereafter, as calculated by the Calculation Agent. If five or four Reference Dealers provide such firm quotes, the highest and lowest of such quotes will be disregarded and the arithmetic mean of the remaining quotations shall be the Reference Rate. If three or two Reference Dealers provide such firm quotes, then the arithmetic mean of the quotes actually obtained shall be the Reference Rate, as calculated by the Calculation Agent. If only one Reference Dealer provides a firm quote, then such quote shall be the Reference Rate, and if no Reference Dealer provides such a firm quote, then the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated as above to be zero. Notwithstanding the above, if the Calculation Agent executes a transaction for the sale of the Reference TJS Amount at or about 3.00 pm Dushanbe time at the Best Execution Rate, then such Best Execution Rate shall be the Reference Rate.

For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond the originally scheduled Fixed Interest Date, Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted in accordance with the Modified Following Business Day Convention) to the relevant Postponed Fixed Interest Date, Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Calculation Agent may execute a transaction for the sale of the Reference TJS Amount and the purchase of USD at or about 3.00 pm Dushanbe time on the day falling two Business Days prior to the relevant Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter where the resultant USD amount is greater than the sum calculated using a Reference Rate that is an arithmetic mean of firm quotations by Reference Dealers calculated as specified above;

“Business Day” means any day excluding Saturday and Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York City and Dushanbe;

“Calculation Agent” means DLM Finance in accordance with the provisions of the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 23 October 2019 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors to DLM Finance as Calculation Agent in respect of the Notes;

“Postponed Early Redemption Date” means the tenth Business Day following the originally scheduled Early Redemption Date (if any);

“Postponed Fixed Interest Date” means the tenth Business Day following the originally scheduled Fixed Interest Date;

“Postponed Maturity Date” means the tenth Business Day following the originally scheduled Maturity Date;

“Rate Fixing Date” means the date which is two Business Days prior to each applicable Fixed Interest Date, the Maturity Date or the Early Redemption Date, as applicable. If a Price Source Disruption Event occurs or otherwise subsists on such day, the Rate Fixing Date shall be the earlier of (i) the Business Day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the tenth Business Day following the original Rate Fixing Date;

“Reference Dealers” means leading dealers, banks or banking corporations which regularly deal in the USD/TJS exchange market, as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Rate” means the USD/TJS spot rate (i.e. the rate at which banks buy TJS and sell USD), expressed as the amount of TJS per one USD, as published or reported on the National Bank of Tajikistan’s website (http://www.nbt.tj/en/kurs/kurs.php) (or any successor or replacement page) or Bloomberg page “TJS NBT Curncy” (or on any successor or replacement page) at approximately 3.00 PM Dushanbe time, on the applicable Rate Fixing Date. In the case of any discrepancy between the USD/TJS rate of exchange as published on Bloomberg page “TJS NBT Curncy” and as published or reported on the National Bank of Tajikistan’s website (http://www.nbt.tj/en/kurs/kurs.php) (or on any successor or replacement page in respect of either of them), the USD/TJS rate of exchange as published or reported on the National Bank of Tajikistan’s website (http://www.nbt.tj/en/kurs/kurs.php) (or any successor or replacement page) will prevail. In the circumstances described in this Annex in relation to a Price Source Disruption Event, the Reference Rate shall be determined by the Calculation Agent in accordance with such provisions;

“Reference TJS Amount” means an amount that is no greater than the applicable Relevant TJS Amount multiplied by N, where “N” means the number obtained by dividing the Nominal Amount outstanding by the Specified Denomination;

“Relevant TJS Amount” means: (i) for the Interest Amount, the Specified TJS Amount x Fixed Rate of Interest x Fixed Day Count Fraction; and/or (ii) for the Final Redemption Amount, the Specified TJS Amount; and/or (iii) for any Early Redemption Amount, the Specified TJS Amount, as the case may be; and

“Specified TJS Amount” means TJS 1,096,230 per Specified Denomination, which is calculated per Specified Denomination using the initial USD/TJS exchange rate of TJS 10.9623 per one USD set on 13 September 2023.